Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

JX Luxventure Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	457(c) and (h)	10,000,000	$2.55	$25,450,000	$0.00015310	$3,896.40

Total Offering Amounts					$25,450,000	$0.00015310	$3,896.40
Total Fee Offsets							—
Net Fee Due							$3,896.40

(1)	This Registration Statement registers for issuance 10,000,000 of shares of common stock of JX Luxventure Group Inc. (the “Company”) under JX Luxventure Group Inc. New 2022 Equity Incentive Plan, as amended (the “New 2022 EIP”). In accordance with Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of common stock of the Company that become issuable under the New 2022 EIP by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Company.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the common stock of the Company quoted on the Nasdaq Capital Market on May 20, 2025.